EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

List of Subsidiaries

Name	Jurisdiction of Organization

BAS Evansville, Inc.	Indiana

Seventh Wave Laboratories, LLC	Indiana

BASi Gaithersburg	Indiana